Exhibit 99.2
Item 1, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 — Financial Statements (Unaudited)
Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2011	2010
	(In thousands, except per
	share data)
ASSETS
Current assets
Cash and cash equivalents	$354,990	$143,520
Short-term investments	114,974	—
Accounts receivable — oil and gas revenues	27,820	25,909
Accounts receivable — joint interest partners	33,352	28,596
Inventory	1,008	1,323
Prepaid expenses	11	490
Advances to joint interest partners	2,710	3,595
Deferred income taxes	9,624	2,470
Other current assets	113	—

Total current assets	544,602	205,903

Property, plant and equipment
Oil and gas properties (successful efforts method)	655,759	580,968
Other property and equipment	2,262	1,970
Less: accumulated depreciation, depletion, amortization and impairment	(113,048)	(99,255)

Total property, plant and equipment, net	544,973	483,683

Deferred costs and other assets	12,018	2,266

Total assets	$1,101,593	$691,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$643	$8,198
Advances from joint interest partners	8,039	3,101
Revenues payable and production taxes	5,622	6,180
Accrued liabilities	37,508	58,239
Accrued interest payable	4,755	2
Derivative instruments	25,497	6,543

Total current liabilities	82,064	82,263

Long-term debt	400,000	—
Asset retirement obligations	9,287	7,640
Derivative instruments	16,143	3,943
Deferred income taxes	48,425	45,432
Other liabilities	759	780

Total liabilities	556,678	140,058

Commitments and contingencies (Note 11)
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,407,800 and 92,240,345 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	920	920
Treasury stock, at cost; 20,595 shares	(559)	—
Additional paid-in-capital	644,246	643,719
Retained deficit	(99,692)	(92,845)

Total stockholders’ equity	544,915	551,794

Total liabilities and stockholders’ equity	$1,101,593	$691,852

The accompanying notes are an integral part of these condensed consolidated financial statements.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per
	share data)
Oil and gas revenues	$58,744	$20,068
Expenses
Lease operating expenses	5,942	2,977
Production taxes	6,083	1,910
Depreciation, depletion and amortization	13,812	5,849
Exploration expenses	32	18
Impairment of oil and gas properties	1,381	3,077
Stock-based compensation expenses	—	5,200
General and administrative expenses	5,950	3,516

Total expenses	33,200	22,547

Operating income (loss)	25,544	(2,479)

Other income (expense)
Change in unrealized gain (loss) on derivative instruments	(31,154)	(391)
Realized gain (loss) on derivative instruments	(512)	(26)
Interest expense	(5,198)	(338)
Other income (expense)	312	3

Total other income (expense)	(36,552)	(752)

Income (loss) before income taxes	(11,008)	(3,231)
Income tax benefit (expense)	4,161	—

Net income (loss)	$(6,847)	$(3,231)

Income (loss) per share:
Basic and diluted (Note 10)	$(0.07)	$—
Weighted average shares outstanding:
Basic and diluted (Note 10)	92,047	—
The accompanying notes are an integral part of these condensed consolidated financial statements.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Changes in Stockholders’ Equity
(Unaudited)
(In thousands)

	Common Stock		Treasury Stock
	Number		Number		Additional		Total
	of		of		Paid-in-	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2010	92,240	$920	—	$—	$643,719	$(92,845)	$551,794
Stock-based compensation	189	—		—	527	—	527
Treasury stock — tax withholdings	(21)	—	21	(559)	—	—	(559)
Net income (loss)	—	—	—	—	—	(6,847)	(6,847)

Balance as of March 31, 2011	92,408	$920	21	$(559)	$644,246	$(99,692)	$544,915

The accompanying notes are an integral part of these condensed consolidated financial statements.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net loss	$(6,847)	$(3,231)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	13,812	5,849
Impairment of oil and gas properties	1,381	3,077
Deferred income taxes	(4,161)	—
Derivative instruments	31,666	417
Stock-based compensation expenses	527	5,200
Debt discount amortization and other	256	185
Working capital and other changes:
Change in accounts receivable	(6,667)	(5,263)
Change in inventory	(37)	269
Change in prepaid expenses	479	57
Change in other current assets	(113)	—
Change in other assets	(3)	—
Change in accounts payable and accrued liabilities	(7,448)	1,153
Change in other liabilities	—	(11)

Net cash provided by operating activities	22,845	7,702

Cash flows from investing activities:
Capital expenditures	(91,126)	(34,561)
Derivative settlements	(512)	(26)
Purchases of short-term investments	(114,974)	—
Advances to joint interest partners	885	1,888
Advances from joint interest partners	4,938	458

Net cash used in investing activities	(200,789)	(32,241)

Cash flows from financing activities:
Proceeds from credit facility	—	20,000
Principal payments on credit facility	—	(32,000)
Proceeds from issuance of senior notes	400,000	—
Purchases of treasury stock	(559)	—
Debt issuance costs	(10,027)	(1,413)

Net cash provided by (used in) financing activities	389,414	(13,413)

Increase (decrease) in cash and cash equivalents	211,470	(37,952)
Cash and cash equivalents
Beginning of period	143,520	40,562

End of period	$354,990	$2,610

Supplemental non-cash transactions:
Change in accrued capital expenditures	$(16,644)	$2,433
Asset retirement obligations	1,656	283
The accompanying notes are an integral part of these condensed consolidated financial statements.

OASIS PETROLEUM INC.
Notes to Condensed Consolidated Financial Statements (Unaudited)
1. Organization and Operations of the Company
     Organization
     Oasis Petroleum Inc. (“Oasis” or the “Company”) was formed on February 25, 2010, pursuant to the laws of the State of Delaware, to become a publicly traded entity and the parent company of Oasis Petroleum LLC, the Company’s predecessor. Oasis Petroleum LLC was formed as a Delaware limited liability company on February 26, 2007 by certain members of the Company’s senior management team and through investments made by Oasis Petroleum Management LLC (“OPM”) and certain private equity funds managed by EnCap Investments L.P. (“EnCap”). OPM, a Delaware limited liability company, was formed in February 2007 to allow Company employees to become indirect investors in Oasis Petroleum LLC. In April 2008, the Company formed Oasis Petroleum International LLC (“OPI”), a Delaware limited liability company, to conduct business development activities outside of the United States of America. OPI currently has no business activities or material assets.
     A corporate reorganization occurred concurrently with the completion of the Company’s initial public offering (“IPO”) of its common stock on June 22, 2010. The Company sold 30,370,000 shares and OAS Holding Company LLC (“OAS Holdco”), the selling stockholder, sold 17,930,000 shares of the Company’s common stock, in each case, at $14.00 per share. After deducting underwriting discounts and commissions of approximately $25.5 million, the Company received net proceeds of $399.7 million. The selling stockholder received aggregate net proceeds of approximately $236.0 million. The Company did not receive any proceeds from the sale of the shares by OAS Holdco. As a part of this corporate reorganization, the Company acquired all of the outstanding membership interests in Oasis Petroleum LLC, in exchange for shares of the Company’s common stock. The Company’s business continues to be conducted through Oasis Petroleum LLC, as a wholly owned subsidiary.
     Nature of Business
     The Company is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources primarily in the Williston Basin. The Company’s assets, which consist of proved and unproved oil and natural gas properties, are located primarily in the Montana and North Dakota areas of the Williston Basin, and are owned by Oasis Petroleum North America LLC (“OPNA”), a wholly owned subsidiary of the Company, which was formed on May 17, 2007 as a Delaware limited liability company.
2. Summary of Significant Accounting Policies
     Basis of Presentation
     The accompanying condensed consolidated financial statements of the Company include the accounts of Oasis and its wholly owned subsidiaries: Oasis Petroleum LLC, OPNA and OPI. The accompanying condensed consolidated financial statements of the Company have not been audited by the Company’s independent registered public accounting firm, except that the condensed consolidated balance sheet at December 31, 2010 is derived from audited financial statements. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation have been included. In preparing the accompanying condensed consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the condensed consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.
     These interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain disclosures have been condensed or omitted from these financial statements. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (“2010 Annual Report”).
     Cash Equivalents and Short-Term Investments
     The Company invests in certain money market funds, commercial paper and time deposits, all of which are stated at fair value. The Company classifies all such investments with original maturity dates less than 90 days as cash equivalents. The Company classifies all such investments with original maturity dates greater than 90 days as held-to-maturity securities based on management’s intentions to hold the investments to their maturity date.
     Treasury Stock
     Treasury stock shares represent shares withheld by the Company to pay tax withholding obligations of certain employees upon the vesting of restricted stock awards. These shares are not part of a publicly announced program to repurchase shares of the Company’s common stock and are accounted for at cost. The Company does not have a publicly announced program to repurchase shares of common stock.
3. Inventory
     Equipment and materials consist primarily of tubular goods and well equipment to be used in future drilling or repair operations and are stated at the lower of cost or market with cost determined on an average cost method. Crude oil inventories are valued at the lower of average cost or market value. Inventory consists of the following:

	March 31, 2011	December 31, 2010
	(In thousands)
Equipment and materials	$173	$640
Crude oil inventory	835	683

Total inventory	$1,008	$1,323

4. Property, Plant and Equipment
     The following table sets forth the Company’s property, plant and equipment:

	March 31, 2011	December 31, 2010
	(In thousands)
Proved oil and gas properties(1)	$556,028	$479,657
Less: Accumulated depreciation, depletion, amortization and impairment	(112,496)	(98,821)

Proved oil and gas properties, net	443,532	380,836
Unproved oil and gas properties	99,731	101,311
Other property and equipment	2,262	1,970
Less: Accumulated depreciation	(552)	(434)

Other property and equipment, net	1,710	1,536

Total property, plant and equipment, net	$544,973	$483,683

(1)	Included in the Company’s proved oil and gas properties are asset retirement costs of $8.0 million and $6.3 million at March 31, 2011 and December 31, 2010, respectively.
     As a result of expiring unproved property leases, the Company recorded non-cash impairment charges on its unproved oil and gas properties of $1.4 million and $3.1 million for the three months ended March 31, 2011 and 2010, respectively. No impairment charges on proved oil and natural gas properties were recorded for the three months ended March 31, 2011 and 2010.
5. Fair Value Measurements
     The Company adopted the Financial Accounting Standard Board’s (“FASB”) authoritative guidance on fair value measurements effective January 1, 2008 for financial assets and liabilities and effective January 1, 2009 for non- financial assets and liabilities. The Company’s financial assets and liabilities are measured at fair value on a recurring basis. The Company recognizes its non-financial assets and liabilities, such as asset retirement obligations and proved oil and natural gas properties upon impairment, at fair value on a non-recurring basis.
     As defined in the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.
     The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:
     Level 1 — Unadjusted quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
     Level 2 — Pricing inputs, other than unadjusted quoted prices in active markets included in Level 1, are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
     Level 3 — Pricing inputs are generally less observable from objective sources, requiring internally developed valuation methodologies that result in management’s best estimate of fair value.
     As required, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis:

	At fair value as of March 31, 2011
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets (liabilities):
Money market funds	$215,100	$—	$—	$215,100
Commodity derivative instruments (Note 6)	$—	$—	$(41,640)	$(41,640)

Total	$215,100	$—	$(41,640)	$173,460

	At fair value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
		(In thousands)
Assets (liabilities):
Commodity derivative instruments (Note 6)	$—	$—	$(10,486)	$(10,486)

Total	$—	$—	$(10,486)	$(10,486)

     The Level 1 instruments presented in the table above consist of money market funds included in Cash and cash equivalents on the Company’s Condensed Consolidated Balance Sheet at March 31, 2011. The Company’s money market funds represent cash equivalents backed by the assets of banks and other liquid securities each with a minimum credit rating of A1/P1. The Company identified the money market funds as Level 1 instruments due to the fact that the money market funds have daily liquidity, quoted prices for the underlying investments can be obtained and there are active markets for the underlying investments.

     The Level 3 instruments presented in the tables above consist of oil collars. The fair value of the Company’s oil collars is based upon mark-to-market valuation reports provided by its counterparties for monthly settlement purposes to determine the valuation of its derivative instruments. The Company has a third-party reviewer evaluate other readily available market prices for its derivative contracts as there is an active market for these contracts. However, the Company does not have access to the specific valuation models used by its counterparties or third party reviewer. The determination of the fair value of the Company’s oil collars also incorporates a credit adjustment for non-performance risk. The Company calculates the credit adjustment for derivatives in an asset position using current credit default swap values for each counterparty. The credit adjustment for derivatives in a liability position is based on the Company’s current cost of prime based borrowings (prime rate and associated margin effect). Based on these calculations, the Company recorded a reduction to the fair value of its derivative instruments in the amount of $1.6 million and $0.3 million at March 31, 2011 and December 31, 2010, respectively.
     The following table presents a reconciliation of the changes in fair value of the financial assets and liabilities classified as Level 3 in the fair value hierarchy for the periods presented.

	2011	2010
	(In thousands)
Balance as of January 1	$(10,486)	$(2,953)
Total gains or (losses) (realized or unrealized):
Included in earnings	(31,666)	(417)
Included in other comprehensive income	—	—
Settlements	512	26
Transfers in and out of level 3	—	—

Balance as of March 31	$(41,640)	$(3,344)

Change in unrealized gains (losses) included in earnings relating to derivatives still held at March 31	$(31,154)	$(391)

     At March 31, 2011, the Company’s financial instruments, including certain cash and cash equivalents, held-to-maturity investment accounts, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The carrying amount of the Company’s long-term debt reported in the Condensed Consolidated Balance Sheet at March 31, 2011 is $400.0 million, which approximates fair value.
     Nonfinancial Assets and Liabilities
     Asset Retirement Obligations — The carrying amount of the Company’s asset retirement obligations (“ARO”) in the Condensed Consolidated Balance Sheet at March 31, 2011 is $9.3 million (see Note 8 — Asset Retirement Obligations). The Company determines the ARO by calculating the present value of estimated cash flows related to the liability. Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments, including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. These assumptions represent Level 3 inputs. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.
     Impairment — The Company reviews its proved oil and natural gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs.

No impairment charges on proved oil and natural gas properties were recorded for the three months ended March 31, 2011 and 2010.
6. Derivative Instruments
     The Company utilizes derivative financial instruments to manage risks related to changes in oil prices. As of March 31, 2011, the Company utilized two-way and three-way collar options to reduce the volatility of oil prices on a significant portion of the Company’s future expected oil production. All derivative instruments are recorded on the balance sheet as either assets or liabilities measured at fair value (see Note 5 — Fair Value Measurements). Derivative assets and liabilities arising from the Company’s derivative contracts with the same counterparty are also reported on a net basis, as all counterparty contracts provide for net settlement. The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative trading purposes. If a derivative does not qualify as a hedge or is not designated as a hedge, the changes in fair value, both realized and unrealized, are recognized in the Other Income (Expense) section of the Condensed Consolidated Statement of Operations as a gain or loss on mark-to-market derivative contracts. The Company’s cash flow is only impacted when the actual settlements under the derivative contracts result in making or receiving a payment to or from the counterparty. These cash settlements are reflected as investing activities in the Company’s Condensed Consolidated Statement of Cash Flows.
     As of March 31, 2011, the Company had the following outstanding commodity derivative contracts, all of which settle monthly based on the West Texas Intermediate crude oil index price:

		Total Notional
Settlement	Derivative	Amount of Oil	Average Sub-	Average Floor	Average Ceiling	Fair Value Asset
Period	Instrument	(Barrels)	Floor Price	Price	Price	(Liability)
						(In thousands)
2011	Two-Way Collars	1,662,556		$82.66	$100.60	(17,139)
2011	Three-Way Collars	275,000	$65.00	$82.50	$101.39	(2,634)
2012	Two-Way Collars	1,024,718		$84.58	$102.52	(9,957)
2012	Three-Way Collars	1,036,000	$64.19	$84.12	$107.97	(8,628)
2013	Two-Way Collars	411,500		$89.06	$106.40	(1,749)
2013	Three-Way Collars	427,000	$68.73	$88.73	$119.34	(1,380)
2014	Two-Way Collars	31,000		$90.00	$107.20	(87)
2014	Three-Way Collars	31,000	$70.00	$90.00	$122.45	(66)

						$(41,640)

     The following table summarizes the location and fair value of all outstanding commodity derivative contracts recorded in the balance sheet for the periods presented:

Fair Value of Derivative Instrument Assets (Liabilities)
		Fair Value
		March 31,	December 31,
Instrument Type	Balance Sheet Location	2011	2010
		(In thousands)
Crude oil collars	Derivative Instruments — current liabilities	(25,497)	(6,543)
Crude oil collars	Derivative Instruments — non-current liabilities	(16,143)	(3,943)

	Total Derivative Instruments	$(41,640)	$(10,486)

     The following table summarizes the location and amounts of realized and unrealized gains and losses from the Company’s commodity derivative contracts for the periods presented:

		Three Months Ended March 31,
	Income Sheet Location	2011	2010
		(In thousands)
Derivative Contracts	Change in Unrealized Gain (Loss) on Derivative Instruments	$(31,154)	$(391)
Derivative Contracts	Realized Gain (Loss) on Derivative Instruments	(512)	(26)

	Total Commodity Derivative Gain (Loss)	$(31,666)	$(417)

7. Long-Term Debt
     Senior Secured Revolving Line of Credit — The Company entered into its third amendment to its amended and restated credit agreement (the “Amended Credit Facility”) on January 21, 2011. The Amended Credit Facility provides for a senior secured revolving line of credit of up to $600.0 million and matures on February 26, 2015. Borrowings under the Amended Credit Facility are collateralized by perfected first priority liens and security interests on substantially all of the Company’s assets, including mortgage liens on oil and natural gas properties having at least 80% of the reserve value as determined by reserve reports.
     Availability under the Amended Credit Facility is restricted to the borrowing base, which is subject to semi-annual redeterminations on April 1 and October 1 of each year. On January 21, 2011, a redetermination of the borrowing base under the Company’s Amended Credit Facility was completed, at the request of the Company, in lieu of the April 1, 2011 redetermination. As a result of this redetermination, the Company’s borrowing base increased from $120 million to $150 million, and was then automatically decreased to $137.5 million in connection with the issuance of the Company’s private placement of $400.0 million of senior unsecured notes due 2019 on February 2, 2011 (discussed below).
     Borrowings under the Amended Credit Facility are subject to varying rates of interest based on (1) the total outstanding borrowings (including the value of all outstanding letters of credit) in relation to the borrowing base and (2) whether the loan is a London Interbank Offered Rate (“LIBOR”) loan or a bank prime interest rate loan (defined in the Amended Credit Facility as an Alternate Based Rate or “ABR” loan). The LIBOR and ABR loans bear their respective interest rates plus the applicable margin indicated in the following table:

	Applicable	Applicable
	Margin for	Margin for ABR
Ratio of Total Outstanding Borrowings to Borrowing Base	LIBOR Loans	Loans
Less than .50 to 1	2.00%	0.50%
Greater than or equal to .50 to 1 but less than .75 to 1	2.25%	0.75%
Greater than or equal to .75 to 1 but less than .85 to 1	2.50%	1.00%
Greater than .85 to 1 but less than or equal 1	2.75%	1.25%
     An ABR loan does not have a set maturity date and may be repaid at any time upon the Company providing advance notification to the lenders under the Amended Credit Facility (the “Lenders”). Interest is paid quarterly on ABR loans based on the number of days an ABR loan is outstanding as of the last business day in March, June, September and December. The Company has the option to convert an ABR loan to a LIBOR-based loan upon providing advance notification to the Lenders. The minimum available loan term is one month and the maximum loan term is six months for LIBOR-based loans. Interest for LIBOR loans is paid upon maturity of the loan term. Interim interest is paid every three months for LIBOR loans that have loan terms that are greater than three months in duration. At the end of a LIBOR loan term, the Amended Credit Facility allows the Company to elect to continue a LIBOR loan with the same or a differing loan term or convert the borrowing to an ABR loan.
     On a quarterly basis, the Company also pays a 0.50% annualized commitment fee on the average amount of borrowing base capacity not utilized during the quarter and fees calculated on the average amount of letter of credit balances outstanding during the quarter.
     The Amended Credit Facility contains covenants that include, among others:
•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against making dividends, distributions and redemptions, subject to permitted exceptions;

•	a prohibition against making investments, loans and advances, subject to permitted exceptions;

•	restrictions on creating liens and leases on the assets of the Company and its subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates or change of principal business;

•	a provision limiting oil and natural gas derivative financial instruments;

•	a requirement that the Company not allow a ratio of Total Net Debt (as defined in the Amended Credit Facility) to consolidated EBITDAX (as defined in the Amended Credit Facility) to be greater than 4.0 to 1.0 for the four quarters ended on the last day of each quarter; and

•	a requirement that the Company maintain a Current Ratio (as defined in the Amended Credit Facility) of consolidated current assets (with exclusions as described in the Amended Credit Facility) to consolidated current liabilities (with exclusions as described in the Amended Credit Facility) of not less than 1.0 to 1.0 as of the last day of any fiscal quarter.
     The Amended Credit Facility contains customary events of default. If an event of default occurs and is continuing, the Lenders may declare all amounts outstanding under the Amended Credit Facility to be immediately due and payable.
     As of March 31, 2011, the Company had no borrowings and no outstanding letters of credit issued under the Amended Credit Facility, resulting in an unused borrowing base capacity of $137.5 million. The Company was in compliance with the financial covenants of the Amended Credit Facility as of March 31, 2011.
     Senior Unsecured Notes — On February 2, 2011, the Company issued $400.0 million of 7.25% senior unsecured notes (the “Notes”) due February 1, 2019. Interest is payable on the Notes semi-annually in arrears on each February 1 and August 1, commencing August 1, 2011. The Notes are guaranteed on a senior unsecured basis by the Company’s material subsidiaries (“Guarantors”). These guarantees are full and unconditional and joint and several among the Guarantors. The issuance of these Notes resulted in net proceeds to the Company of approximately $390.0 million.
     The Notes were issued under an Indenture, dated as of February 2, 2011 (the “Base Indenture”), among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture among the Company, the Guarantors and the Trustee, dated as of February 2, 2011 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”).
     At any time prior to February 1, 2014, the Company may redeem up to 35% of the Notes at a redemption price of 107.25% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 180 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption. Prior to February 1, 2015, the Company may redeem some or all of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. On and after February 1, 2015, the Company may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) equal to 103.625% for the twelve-month period beginning on February 1, 2015, 101.813% for the twelve-month period beginning February 1, 2016 and 100.00% beginning on February 1, 2017, plus accrued and unpaid interest to the redemption date.
     In connection with the issuance of the Notes, the Company and Guarantors entered into a Registration Rights Agreement that requires the Company and Guarantors to file a registration statement with the SEC so the holders of the Notes can exchange the Notes for registered notes that have substantially identical terms as the Notes. The Company and the Guarantors will use commercially reasonable efforts to cause the exchange to be completed within 360 days after the issuance of the Notes. Under certain circumstances, in lieu of a registered exchange offer, the Company must use commercially reasonable efforts to file a shelf registration statement for the resale of the Notes. If the Company fails to satisfy these obligations on a timely basis, the annual interest borne by the Notes will be increased by up to 1.0% per annum until the exchange offer is completed or the shelf registration statement is declared effective.
     The Indenture restricts the Company’s ability and the ability of certain of its subsidiaries to: (i) incur additional debt or enter into sale and leaseback transactions; (ii) pay distributions on, redeem or repurchase, equity interests;

(iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Company and its subsidiaries will cease to be subject to such covenants.
     The Indenture contains customary events of default, including:
•	default in any payment of interest on any Note when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any Note when due;

•	failure by the Company to comply with its other obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $10.0 million or more;

•	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (as defined in the Indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $10.0 million within 60 days; and

•	any guarantee of the Notes by a Guarantor ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.
     Deferred Financing Costs — As of March 31, 2011, the Company had $1.7 million and $9.5 million of deferred financing costs, which are being amortized over the terms of the Amended Credit Facility and the Notes, respectively. The deferred financing costs are included in Deferred costs and other assets on the Company’s Condensed Consolidated Balance Sheet at March 31, 2011. The amortization of deferred financing costs is included in Interest expense on the Condensed Consolidated Statement of Operations.
8. Asset Retirement Obligations
     The following table reflects the changes in the Company’s ARO during the three months ended March 31, 2011:

(In thousands)
ARO — December 31, 2010	$7,640
Liabilities incurred during period	435
Liabilities settled during period	(19)
Accretion expense	119
Revisions of previous estimates	1,112

ARO — March 31, 2011	$9,287

9. Income Taxes
     Prior to its corporate reorganization in connection with the IPO (see Note 1), the Company was a limited liability company and not subject to federal or state income tax (in most states). Accordingly, no provision for federal or state income taxes was recorded prior to the corporate reorganization as the Company’s equity holders were responsible for income tax on the Company’s profits. In connection with the closing of the Company’s IPO in June 2010, the Company merged into a corporation and became subject to federal and state income taxes.

     The effective tax rate for the three months ended March 31, 2011 was 37.8%, which was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business. As of March 31, 2011, the Company did not have any uncertain tax positions requiring adjustments to its tax liability.
     The Company had deferred tax assets for its federal and state tax loss carryforwards at March 31, 2011 recorded in noncurrent deferred taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of March 31, 2011, management determined that a valuation allowance was not required for the tax loss carryforwards as they are expected to be fully utilized before expiration.
10. Income (Loss) Per Share
     Basic earnings (loss) per share is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the periods presented. The calculation of diluted earnings (loss) per share includes the potential dilutive impact of non-vested restricted shares outstanding during the periods presented, unless their effect is anti-dilutive.
     The following is a calculation of the basic and diluted weighted-average shares outstanding for the three months ended March 31, 2011:

(In thousands)
Basic weighted average common shares outstanding	92,047
Dilution effect of stock awards at end of period(1)	—

Diluted weighted average common shares outstanding	92,047

Anti-dilutive stock-based compensation awards	260

(1)	Because the Company reported a net loss for the three months ended March 31, 2011, no unvested stock awards were included in computing loss per share because the effect would be anti-dilutive.
11. Commitments and Contingencies
     Lease Obligations — The Company’s total rental commitments under non-cancelable leases for office space and other property and equipment were $5.8 million at March 31, 2011. On January 12, 2011, the Company executed an amendment to its office space lease agreement for an additional 11,638 square feet of space within its current office building. Under the terms of the amendment, the Company’s rental obligation for the new premises commenced on May 1, 2011 and terminates on September 30, 2017 for an additional obligation of $2.5 million.
     Drilling Contracts — As of March 31, 2011, the Company had three drilling rig contracts with initial terms greater than one year. In the event of early contract termination under these contracts, the Company would be obligated to pay approximately $17.0 million as of March 31, 2011 for the days remaining through the end of the primary terms of the contracts.
     Volume Commitment Agreements — As of March 31, 2011, the Company had certain agreements with an aggregate requirement to deliver a minimum quantity of approximately 1.8 MMBbl and 3 Bcf from its West Williston project area within a specified timeframe. Future obligations under these agreements are approximately $6.4 million as of March 31, 2011.
     Fracturing Services — On March 30, 2011, the Company entered into a master services agreement with a third party service company for an initial term greater than one year. In the event of early contract termination under this agreement, the Company would be obligated to pay approximately $15.0 million as of March 31, 2011 for the months remaining through the end of the primary term of the agreement.
     Litigation — The Company is party to various legal and/or regulatory proceedings from time to time arising in the ordinary course of business. The Company believes all such matters are without merit and involve amounts which, if resolved unfavorably, either individually or in the aggregate, will not have a material adverse effect on its financial condition, results of operations or cash flows.

12. Subsequent Events
     The Company has evaluated the period after the balance sheet date, noting no subsequent events or transactions that required recognition or disclosure in the financial statements, other than as noted below.
     Derivative Instruments — In April 2011, the Company entered into new three-way collar option contracts, all of which settle monthly based on the West Texas Intermediate crude oil index price, for a total notional amount of 122,500 barrels in 2011 and 366,000 barrels in 2012. These commodity derivatives do not qualify for and were not designated as hedging instruments for accounting purposes.
     Volume Commitment Agreements — In April 2011, the Company entered into additional marketing agreements with requirements to deliver a minimum quantity of approximately 9.0 MMBbl from its West Williston project area and 5.8 Bcf from its East Nesson project area within a specified timeframe. The future obligation under these agreements is approximately $29.3 million.
13. Condensed Consolidating Financial Information
     On February 2, 2011, the Company issued $400.0 million of 7.25% senior unsecured notes (the “Notes”) due February 1, 2019 (see Note 7). The Notes are guaranteed on a senior unsecured basis by the Company’s material wholly owned subsidiaries (“Guarantor Subsidiaries”). These guarantees are full and unconditional and joint and several among the Guarantor Subsidiaries. The Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A and non-U.S. persons under Regulation S. They have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Certain of the Company’s immaterial wholly owned subsidiaries do not guarantee the Notes (“Non-Guarantor Subsidiaries”).
     The following financial information reflects condensed consolidating financial information of the Company (“Issuer”) and its Guarantor Subsidiaries on a combined basis, prepared on the equity basis of accounting. The Non-Guarantor Subsidiaries are minor and, therefore, not presented separately. The information is presented in accordance with the requirements of Rule 3-10 under the SEC’s Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the Guarantor Subsidiaries operated as independent entities. The Company has not presented separate financial and narrative information for each of the Guarantor Subsidiaries because it believes such financial and narrative information would not provide any additional information that would be material in evaluating the sufficiency of the Guarantor Subsidiaries.
     There was no activity recorded on the Issuer’s books prior to the completion of the Company’s IPO on June 22, 2010. As such, there is no condensed consolidating financial information presented for the three month period ended March 31, 2010.

Condensed Consolidating Balance Sheet
(In thousands, except per share data)

	March 31, 2011
		Combined
	Parent/	Guarantor	Intercompany
	Issuer	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$345,248	$9,742	$—	$354,990
Short-term investments	114,974	—	—	114,974
Accounts receivable — oil and gas revenues	—	27,820	—	27,820
Accounts receivable — joint interest partners	—	34,541	(1,189)	33,352
Inventory	—	1,008	—	1,008
Prepaid expenses	118	(107)	—	11
Advances to joint interest partners	—	2,710	—	2,710
Deferred income taxes	—	9,624	—	9,624
Other current assets	113	—	—	113

Total current assets	460,453	85,338	(1,189)	544,602

Property, plant and equipment
Oil and gas properties (successful efforts method)	—	655,759	—	655,759
Other property and equipment	—	2,262	—	2,262
Less: accumulated depreciation, depletion, amortization and impairment	—	(113,048)	—	(113,048)

Total property, plant and equipment, net	—	544,973	—	544,973

Investments in and advances to affiliates	532,206	—	(532,206)	—
Deferred costs and other assets	9,462	2,556	—	12,018

Total assets	$1,002,121	$632,867	$(533,395)	$1,101,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,189	$643	$(1,189)	$643
Advances from joint interest partners	—	8,039	—	8,039
Revenues payable and production taxes	—	5,622	—	5,622
Accrued liabilities	45	37,463	—	37,508
Accrued interest payable	4,753	2	—	4,755
Derivative instruments	—	25,497	—	25,497

Total current liabilities	5,987	77,266	(1,189)	82,064

Long-term debt	400,000	—	—	400,000
Asset retirement obligations	—	9,287	—	9,287
Derivative instruments	—	16,143	—	16,143
Deferred income taxes	(3,188)	51,613	—	48,425
Other liabilities	—	759	—	759

Total liabilities	402,799	155,068	(1,189)	556,678

Stockholders’ equity
Capital contributions from affiliates	—	563,500	(563,500)	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,407,800 shares issued and outstanding at March 31, 2011	920	—	—	920
Treasury stock, at cost; 20,595 shares	(559)	—	—	(559)
Additional paid-in-capital	635,503	8,743	—	644,246
Retained deficit	(36,542)	(94,444)	31,294	(99,692)

Total stockholders’ equity	599,322	477,799	(532,206)	544,915

Total liabilities and stockholders’ equity	$1,002,121	$632,867	$(533,395)	$1,101,593

	December 31, 2010
		Combined
	Parent/	Guarantor	Intercompany
	Issuer	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$119,940	$23,580	$—	$143,520
Accounts receivable — oil and gas revenues	—	25,909	—	25,909
Accounts receivable — joint interest partners	—	28,902	(306)	28,596
Inventory	—	1,323	—	1,323
Prepaid expenses	236	254	—	490
Advances to joint interest partners	—	3,595	—	3,595
Deferred income taxes	—	2,470	—	2,470

Total current assets	120,176	86,033	(306)	205,903

Property, plant and equipment
Oil and gas properties (successful efforts method)	—	580,968	—	580,968
Other property and equipment	—	1,970	—	1,970
Less: accumulated depreciation, depletion, amortization and impairment	—	(99,255)	—	(99,255)

Total property, plant and equipment, net	—	483,683	—	483,683

Investments in and advances to affiliates	485,377	—	(485,377)	—
Deferred costs and other assets	—	2,266	—	2,266

Total assets	$605,553	$571,982	$(485,683)	$691,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$306	$8,198	$(306)	$8,198
Advances from joint interest partners	—	3,101	—	3,101
Revenues payable and production taxes	—	6,180	—	6,180
Accrued liabilities	—	58,239	—	58,239
Accrued interest payable	—	2	—	2
Derivative instruments	—	6,543	—	6,543

Total current liabilities	306	82,263	(306)	82,263

Long-term debt	—	—	—	—
Asset retirement obligations	—	7,640	—	7,640
Derivative instruments	—	3,943	—	3,943
Deferred income taxes	(954)	46,386	—	45,432
Other liabilities	—	780	—	780

Total liabilities	(648)	141,012	(306)	140,058

Stockholders’ equity
Capital contributions from affiliates	—	513,501	(513,501)	—
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,240,345 shares issued and outstanding at December 31, 2010	920	—	—	920
Additional paid-in-capital	634,976	8,743	—	643,719
Retained deficit	(29,695)	(91,274)	28,124	(92,845)

Total stockholders’ equity	606,201	430,970	(485,377)	551,794

Total liabilities and stockholders’ equity	$605,553	$571,982	$(485,683)	$691,852

Condensed Consolidating Statement of Operations
(In thousands)

	Three Months Ended March 31, 2011
		Combined
	Parent/	Guarantor	Intercompany
	Issuer	Subsidiaries	Eliminations	Consolidated
Oil and gas revenues	$—	$58,744	$—	$58,744
Expenses
Lease operating expenses	—	5,942	—	5,942
Production taxes	—	6,083	—	6,083
Depreciation, depletion and amortization	—	13,812	—	13,812
Exploration expenses	—	32	—	32
Impairment of oil and gas properties	—	1,381	—	1,381
General and administrative expenses	1,263	4,687	—	5,950

Total expenses	1,263	31,937	—	33,200

Operating income (loss)	(1,263)	26,807	—	25,544

Other income (expense)
Equity in earnings in subsidiaries	(3,170)	—	3,170	—
Change in unrealized gain (loss) on derivative instruments	—	(31,154)	—	(31,154)
Realized gain (loss) on derivative instruments	—	(512)	—	(512)
Interest expense	(4,941)	(257)	—	(5,198)
Other income (expense)	293	19	—	312

Total other income (expense)	(7,818)	(31,904)	3,170	(36,552)

Income (loss) before income taxes	(9,081)	(5,097)	3,170	(11,008)
Income tax benefit (expense)	2,234	1,927	—	4,161

Net income (loss)	$(6,847)	$(3,170)	$3,170	$(6,847)

Condensed Consolidating Statement of Cash Flows
(In thousands)

	Three Months Ended March 31, 2011
		Combined
	Parent/	Guarantor	Intercompany
	Issuer	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(6,847)	$(3,170)	$3,170	$(6,847)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	—	13,812	—	13,812
Impairment of oil and gas properties	—	1,381	—	1,381
Deferred income taxes	(2,234)	(1,927)	—	(4,161)
Derivative instruments	—	31,666	—	31,666
Stock-based compensation expenses	527	—	—	527
Debt discount amortization and other	188	68	—	256
Working capital and other changes:
Change in accounts receivable	—	(7,550)	883	(6,667)
Change in inventory	—	(37)	—	(37)
Change in prepaid expenses	118	361	—	479
Change in other current assets	(113)	—	—	(113)
Change in other assets	—	(3)	—	(3)
Change in accounts payable and accrued liabilities	5,681	(12,246)	(883)	(7,448)

Net cash provided by (used in) operating activities	(2,680)	22,355	3,170	22,845

Cash flows from investing activities:
Capital expenditures	—	(91,126)	—	(91,126)
Derivative settlements	—	(512)	—	(512)
Purchases of short-term investments	(114,974)	—	—	(114,974)
Advances to joint interest partners	—	885	—	885
Advances from joint interest partners	—	4,938	—	4,938

Net cash used in investing activities	(114,974)	(85,815)	—	(200,789)

Cash flows from financing activities:
Proceeds from issuance of senior notes	400,000	—	—	400,000
Purchases of treasury stock	(559)	—	—	(559)
Debt issuance costs	(9,650)	(377)	—	(10,027)
Capital contributions (to) from affiliates	(46,829)	49,999	(3,170)	—

Net cash provided by (used in) financing activities	342,962	49,622	(3,170)	389,414

Increase (decrease) in cash and cash equivalents	225,308	(13,838)	—	211,470
Cash and cash equivalents at beginning of period	119,940	23,580	—	143,520

Cash and cash equivalents at end of period	$345,248	$9,742	$—	354,990